HealthEquity Reports Year-End Sales Metrics
Custodial Assets top $5 billion, up 37% year-over-year, HSA Members up 28%
Draper, Utah – February 6, 2017 – HealthEquity, Inc. (NASDAQ: HQY) ("HealthEquity" or the "Company"), one of the nation's largest HSA custodians, today announced HSA Member, Custodial Assets and Network Partner growth as of its fiscal year ended January 31, 2017.
The total number of HSAs for which it serves as a non-bank custodian ("HSA Members") as of January 31, 2017 was 2.7 million, an increase of 28%, from 2.1 million as of January 31, 2016. Total Custodial Assets as of January 31, 2017 was $5.0 billion, an increase of 37% from $3.7 billion a year earlier.
Jon Kessler, President and CEO of HealthEquity, commented, “HealthEquity closed fiscal 2017 strongly, experiencing record sales, as measured by both new account openings and Custodial Asset growth.  As a result, HSA members grew 28% and Custodial Assets 37% year-over-year, once again outpacing market growth. HealthEquity's success is a direct result of our unique competitive assets: an industry-leading footprint of network partners, proprietary platform, unique healthcare ecosystem and cultural commitment to deliver remarkable 'purple' service to HSA members every hour of every day.”
Mr. Kessler continued, "A record number of HSA members also became investors, responding to HealthEquity's expanded member education, full rollout of its cost-conscious investment lineup, and first-of-its-kind HSA Advisor service.  Investing HSA members grew 48% year-over-year.  Their efforts to build health savings were rewarded, as Custodial Investments grew an even larger 62%."
HealthEquity also significantly expanded its health plan and large employer network partnerships during fiscal 2017. It had 671 Network Partners as of January 31, 2017, up from 513 a year earlier. "Growth in the number of our network partnerships continues to show our ability to grow and diversify our customer base, as well as the potential for future growth prospects," said Kessler.
Dr. Steve Neeleman, Vice Chairman and Founder of HealthEquity, added, "As Congress and the new Trump Administration contemplate ways to build on the success of HSAs, HealthEquity is well positioned to help millions more working Americans efficiently spend and save for lifetime healthcare."

HSA Members (unaudited)

				% change from	% change from
	January 31, 2017	January 31, 2016	January 31, 2015	2016 to 2017	2015 to 2016
HSA Members	2,746,132	2,140,631	1,426,785	28%	50%
Average HSA Members - Year-to-date	2,339,091	1,600,327	1,087,962	46%	47%
Average HSA Members - Quarter-to-date	2,519,382	1,850,843	1,230,256	36%	50%
HSAs with investments	65,906	44,680	30,552	48%	46%
Custodial assets (unaudited)

				% change from	% change from
(in thousands, except percentages)	January 31, 2017	January 31, 2016	January 31, 2015	2016 to 2017	2015 to 2016
Custodial cash	$4,380,487	$3,278,628	$2,075,741	34%	58%
Custodial investments	658,580	405,878	286,526	62%	42%
Total custodial assets	$5,039,067	$3,684,506	$2,362,267	37%	56%
Average daily custodial cash - Year-to-date	$3,644,398	$2,326,506	$1,553,845	57%	50%
Average daily custodial cash - Quarter-to-date	$3,787,878	$2,682,827	$1,698,402	41%	58%
Network partners (unaudited)

				% change from	% change from
	January 31, 2017	January 31, 2016	January 31, 2015	2016 to 2017	2015 to 2016
Health plan partners	87	80	70	9%	14%
Employer partners (1)	584	433	270	35%	60%
Total network partners	671	513	340	31%	51%
(1) Employer partners is defined as employer customers with more than 1,000 employees.

Business outlook
For the year ended January 31, 2017, the Company reaffirmed its previously provided guidance. Its revenue outlook is a range of $174.0 million to $178.0 million. Its outlook for net income is a range of $23.0 million to $25.0 million, resulting in a net income per diluted share range of $0.38 to $0.42 (based on an estimated 60.0 million weighted-average shares outstanding). Its Adjusted EBITDA outlook is a range of $59.0 million to $62.0 million. The business outlook for the year ended January 31, 2017 assumes a projected effective tax rate of approximately 36%.
The Company also provided fiscal 2018 revenue guidance in the range of $219 million to $225 million.
A reconciliation of the non-GAAP financial measures used throughout this release to the most comparable GAAP financial measures is included with the financial table at the end of this release.
Conference call

HealthEquity management will host a conference call at 5:00 pm (Eastern Time) on Monday, February 6, 2017. The conference call will be accessible by dialing 844-791-6252, or 661-378-9636 for international callers, and referencing conference ID 56933804. A live webcast of the conference call will also be available on the investor relations section of the company's website at ir.HealthEquity.com.

Forward-looking statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the Company’s industry, business strategy, plans, goals and expectations concerning our market position, product expansion, future operations, revenue, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the control of the Company. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, the continued availability of tax-advantaged consumer-directed benefits to employers and employees, the Company’s ability to acquire and retain new network partners and to cross-sell its products to existing network partners and members, the Company’s ability to successfully identify, acquire and integrate additional portfolio purchases or acquisition targets, the Company’s ability to raise awareness among employers and employees about the advantages of adopting and participating in consumer-directed benefits programs, and the Company’s ability to identify and execute on network partner opportunities. For a detailed discussion of these and other risk factors, please refer to the risks detailed in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the most recent Annual Report on Form 10-K and subsequent periodic and current reports. Past performance is not necessarily indicative of future results. The Company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Reconciliation of net income outlook to adjusted EBITDA outlook

For the year ending
(in millions)	January 31, 2017
Net income	$23 - 25
Income tax provision	13 - 14
Depreciation and amortization	~ 9
Amortization of acquired intangible assets	~ 4
Stock-based compensation expense	~ 9
Other	~ 1
Adjusted EBITDA	$59 - 62

Investor Relations Contact:
Richard Putnam
801-727-1209
rputnam@healthequity.com